UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2008

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AMBIENT CORPORATION

 (Exact name of registrant as specified in its charter)

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Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

79 CHAPEL STREET, NEWTON, MASSACHUSETTS, 02458

 (Address of Principal Executive Office) (Zip Code)

617- 332-0004

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 1, 2008, Ambient Corporation (“Ambient “ or the "Company") and Duke Energy (“Duke”), one of the largest electric power companies in the United States, entered into a Commercial Deployment Agreement (the “Agreement”) pursuant to which Ambient Smart Grid equipment and technology will be deployed over portions of Duke’s electric power distribution grid.

Under the terms of the Agreement, Duke will be purchasing from the Company Smart Grid equipment and services valued at approximately $10.7MM. The Company and Duke will both exert commercially reasonable efforts including, without limitation, the dedication of appropriate staff, facilities and equipment as well as access to facilities and sites to carry out the Deployment.  In addition to the equipment to be supplied by Ambient, the Company will be providing engineering and technical support as needed to design, support and assist in the completion of the Deployment.

Subject to the terms of the succeeding sentence, the Agreement continues in full force and effect through the earlier of (i) the completion of the deployment or (ii) the first anniversary of its execution. Duke is entitled, upon written notice to the Company, to terminate the Agreement and/or the purchase order for its convenience, provided, however, that in the event of such termination, Duke is to reimburse the Company for all amounts owing thereto on account of equipment purchased by the Company for the deployment, services rendered by it in connection therewith and any and all other amounts that may be owing to the Company at the time of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

By:	/s/ John Joyce
John Joyce Chief Executive Officer

Date:  April 3, 2008